EXHIBIT 99.1

FOR IMMEDIATE RELEASE - May 4, 2005
-----------------------------------
Stockton, California

"Service 1st Bancorp Reports 1st Quarter Results"

May 4, 2005

Service 1st Bancorp (the "Company", OTCBB: SVCF.OB), parent company for Service 1st Bank, today announced results for the quarter ended March 31, 2005. Total assets increased 22.3% to $158,207,331, total deposits increased 19.0% to $142,699,608 and total net loans increased 18.5% to $69,533,868, compared to total assets of $129,374,333 total deposits of $119,937,344 and total net loans of $58,655,788 at March 31, 2004.

Net income before tax for the three months ended March 31, 2005 was $368,562 compared to $268,758 for the first three months of 2004. The Company will recapture all of its initial net operating loss carryforwards this year. Consequently, the Company will sustain an increased tax burden and requirement to accrue income tax expense during 2005. Net income for the three months ended March 31, 2005 was $254,436 compared to $268,758 for the first quarter of 2004. Due primarily to the accrual for income tax expense of $114,126 for 2005, the diluted earnings per share was $0.15 for the three months ended March 31, 2005, compared to $0.22 for the same period in 2004. "Our earnings this year are being adversely impacted due to the increased tax burden; however, we anticipate efforts to increase the leverage of our capital base with the goal to grow the Company's assets during the remainder of the year" said John O. Brooks, Chairman and CEO.

Non-interest income for the first quarter declined compared to the first quarter in 2004. This was primarily due to the reduction in sales of SBA loans. Salary expense increased marginally due to additional staffing to meet the growing needs of the Company.

Service 1st Bank currently operates two full service branches in Stockton and Tracy. An additional loan production office is located in Castro Valley.

Any inquiries may be directed to John Brooks at (209) 820-7953 or Bryan Hyzdu at
(209) 644-7807.

                           Forward Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. This entire press release and the Company's periodic reports on Forms 10-KSB, 10-QSB and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business as described in such reports.

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

                               Service 1st Bancorp
                              FINANCIAL HIGHLIGHTS

                                   (Unaudited)

                                              For the three months ended March 31,
                                            ------------------------------------------
                                                                              Percent
FOR THE PERIOD:                                 2005             2004          Change
                                            ------------     ------------     --------
Net interest income                         $  1,269,171     $    983,590         29.0%
Provision for loan losses                         60,000           35,000         71.4%
Noninterest income                               198,535          288,540        -31.2%
Noninterest expense                            1,039,144          968,372          7.3%
                                            ------------     ------------
Income before provision for
 income taxes                                    368,562          268,758         37.1%
Provision for income taxes                       114,126               --          n/a
                                            ------------     ------------
Net income                                  $    254,436     $    268,758         -5.3%
                                            ============     ============

Net income per basic share                  $       0.16     $       0.23        -30.4%
Net income per diluted share                $       0.15     $       0.22        -31.8%

Average shares outstanding                     1,590,129        1,155,105         37.7%
Diluted average shares                         1,655,144        1,215,218         36.2%

SELECTED FINANCIAL RATIOS (Anuualized):

Return on average assets                            0.69%            0.91%
Return on average equity                            6.93%           13.04%
Average shareholders' equity to
 average assets                                    10.01%            7.01%
Net interest margin                                 3.77%            3.63%

AT PERIOD END:

Net loans                                   $ 69,533,868     $ 58,655,788
Allowance for loan losses                   $  1,023,000     $    873,000
Assets                                      $158,207,331     $129,374,333
Shareholders' equity                        $ 14,510,339     $  8,749,068
Deposits                                    $142,699,608     $119,937,344
Total risked-based capital ratio                   17.90%           11.70%
Allowance for loan losses to
 total loans                                        1.45%            1.47%

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